Exhibit 10.92

PROMISSORY NOTE

$461,328	Columbus, Ohio
October 1, 2008

FOR VALUE RECEIVED, National Investment Managers Inc., a Florida corporation (“Maker”), hereby promises to pay to Ralph W. Shaw, an individual resident of the State of Colorado (“R. Shaw”), and Eileen A. Baldwin-Shaw, an individual resident of the State of Colorado (together with R. Shaw, and considered as a group, the “Holders”), the principal amount of Four Hundred Sixty-One Thousand Three Hundred Twenty-Eight Dollars ($461,328) or such other amount as adjusted pursuant to Section 2.6 of that certain Stock Purchase Agreement, dated as of September 25, 2008 (the “Purchase Agreement”), by and among Maker, Pension Technical Services, Inc., a Colorado corporation, and the Holders. All principal and unpaid interest under this Promissory Note shall be due on or before the later of (i) December 1, 2010 (the “Cutoff Date”), or (ii) 5 days after determination of Final EBITDA (as defined in the Purchase Agreement) pursuant to Section 2.6 of the Purchase Agreement. Maker further promises to pay to the Holders interest for the period beginning on the date hereof and ending on the Cutoff Date (the “Interest Period”) on the unpaid principal balance from time to time outstanding, as follows: Interest shall accrue and be paid concurrently with the payment of principal hereunder at a rate per annum equal to 6%, computed on the basis of a 360-day year for the actual number of days the unpaid principal amount hereof is outstanding during the Interest Period. Notwithstanding anything contained herein to the contrary, in no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Ohio.

Principal, interest and other sums payable under this Promissory Note shall be payable in lawful money of the United States of America at c/o Reptech Corp., 6400 South Fiddler’s Green Circle, Suite 500, Greenwood Village, Colorado 80111 or such other address that the Holders may from time to time give written notice to Maker.

The indebtedness evidenced hereby may be prepaid in whole or in part at any time without penalty.

At the option of the Holders, the entire unpaid principal balance of this Promissory Note, together with all accrued interest, shall be immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”):

1.	Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

2.	Admission in writing of Maker’s inability to pay its debts as they mature;

3.	Maker makes any assignment for the benefit of creditors;

4.	Filing by Maker of a voluntary petition in bankruptcy seeking liquidation or reorganization;

5.
Entering against Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated, set aside or otherwise terminated within 60 days of such entry against Maker; or

6.
Maker fails to pay any installment of interest or any other sum payable in accordance with this Promissory Note when due, and such failure is not cured within 30 days of the Holders notifying Maker in writing of such failure.

Upon the occurrence of any Event of Default, Maker will pay to the Holders reasonable attorneys’ fees, court costs and expenses incurred by the Holders in connection with the Holders’ efforts to collect the indebtedness evidenced hereby.

This Promissory Note is unsecured.

All rights and remedies available to the Holders pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently during an Event of Default by Maker pursuant to the provisions of this Promissory Note.

This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by Maker and the Holders.

This Promissory Note is subordinate to all Senior Indebtedness. Notwithstanding anything to the contrary in this Promissory Note, the Holders agree that the indebtedness represented by this Promissory Note and the payment of principal of and interest, including any interest accruing during the existence of an Event of Default, and other amounts owed by Maker are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations related to such Senior Indebtedness. As used herein, “Senior Indebtedness” means the principal of (and premium, if any) and interest on (i) all indebtedness of Maker for money borrowed from any bank, merchant bank, savings and loan, insurance company, finance company, credit union, investment bank, broker-dealer, or other financial institution of any nature whatsoever, or any affiliate thereof, whether outstanding on the date of execution of this Promissory Note or thereafter created, assumed or incurred (including, without limitation, all indebtedness evidenced by that certain (A) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between Maker and RBS Citizens, National Association, and (B) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among Maker, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Lehman Brothers Commercial Bank and Woodside Agency Services, LLC, as collateral agent), and (ii) any deferrals, renewals, increases, extensions or refinancings of any such Senior Indebtedness. As used herein, “indebtedness of Maker for money borrowed” means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. The Holders agree to furnish any holder of Senior Indebtedness upon request a subordination agreement that contains reasonably customary subordination provisions, consistent with the provisions of this Promissory Note, which subordination agreement may, without limitation (x) set forth the priority rights of the Holders and the holder of the Senior Indebtedness, and (y) prohibit payments to the Holders that would cause a default under the Senior Indebtedness. In the event of and during the continuation of any default or event of default under any Senior Indebtedness beyond any applicable grace period with respect thereto, no payment shall be made by or on behalf of Maker, or demand made by or on behalf of the Holders, on this Promissory Note until the date, if any, on which such default or event of default is waived by the holders of such Senior Indebtedness or otherwise cured or has ceased to exist or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash. Nothing contained in this Paragraph or elsewhere in this Promissory Note shall prevent Maker, at any time except under the circumstances described in this Paragraph, from making regularly scheduled payments at any time of principal of or interest on this Promissory Note.

This Promissory Note and all rights and obligations hereunder shall be governed by and construed under the local laws of the State of Ohio without regard to any conflicts of law doctrine and shall be binding upon the successors, endorsees or assigns of Maker and inure to the benefit of the Holders, its successors, endorsees and permitted assigns. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Maker and the Holders that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title: